Exhibit 10.1


                    AMENDMENT TO CHANGE OF CONTROL AGREEMENT



     This Amendment to Change of Control Agreement ("Amendment") is made and entered into as of November 19, 2008, by and between Ameron International Corporation, a Delaware corporation (the "Company"), and Gary Wagner ("Employee") for the purpose of amending the Change of Control Agreement by and between the Company and Employee dated as of September 23, 1998 (the "Agreement").

     WHEREAS, the Company and Employee desire to amend the Agreement on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby amend the Agreement as follows:

1.   Paragraph 5.1(1) shall be revised to read in its entirety as follows:

     "5.1 In the event of a Change of Control of the Company at any time during the Term of this Agreement, and Employee's Termination Without Cause within a period of twelve (12) months following the date of such Change of Control, Employee shall be entitled to the following benefits:

               (1) The Company shall pay Employee a lump-sum severance amount within thirty (30) days following Termination Without Cause equal to three (3) times the sum of (a) the higher of the Employee's annual base salary at the time of Termination Without Cause or the annual base salary stated in Paragraph 3.1 above, and (b) the average of the two most recent annual bonuses which have been earned by Employee (whether paid or payable in cash or deferred) under the Company's annual bonus plan (currently known as the "Management Incentive Compensation Plan") and the amounts of which have been determined prior to the Termination Without Cause."

2.   Paragraph 5.3 shall be revised to read in its entirety as follows:

     "5.3 Notwithstanding any other provisions in this Agreement or any other agreement, plan or arrangement, if any payment or benefit received or to be received by Employee, whether under terms of this Agreement or any other agreement, plan or arrangement with the Company or an affiliate of the Company (all such payments and benefits being hereinafter referred to as "Total Payments"), would be subject, in whole or in part, to taxes imposed by Internal Revenue Code ("IRC") Section 4999, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the parachute excise tax (the "Excise Tax") imposed by IRC Section 4999 (after taking into account any reduction in the Total Payments provided by reason of IRC Section 280G in any other plan, arrangement or agreement). Total Payments shall not include any amounts which are not considered as "parachute payments" under IRC Section 280G in the opinion of suitable experts selected by the Company's Board of Directors. The Company shall provide Employee with the calculation of the foregoing amounts and any supporting materials reasonably necessary for Employee to evaluate the calculations. Any reduction in the Total Payments in accordance with this Paragraph 5.3 shall be made in a manner such that the reduction of compensation to be provided to Employee as a result of this Paragraph 5.3 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of IRC Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero."

3. A new Paragraph 7.8 shall be added, which shall read in its entirety as follows:

     "7.8 Notwithstanding any other provisions of this Agreement, in the event the Employee is a specified employee (within the meaning of IRC Section 409A and as determined pursuant to any rules adopted for such purposes by the Company) as of the date of his termination of employment, any payment or benefit otherwise required to be made as a result of Employee's termination of employment that is considered to be deferred compensation under IRC Section 409A(a)(2)(B)(i) payable on account of a "separation from service" (as distinguished from, for instance, at a specified time or fixed schedule as described under Treas. Reg. ss. 1.409A-3(a)(4) and -3(i)) and that is not exempt from IRC Section 409A as involuntary separation pay or a short-term deferral (or otherwise), shall not be paid, provided or commenced until the later of (i) six months after the date of Employee's "separation from service" (within the meaning of IRC Section 409A), or, if earlier, Employee's death, and (ii) the payment date or commencement date specified in the Agreement for such payment(s) or benefit(s). On the earliest date on which such payments or benefits can be made, provided or commenced without violating the requirements of IRC Section 409A(a)(2)(B)(i), Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments and benefits delayed pursuant to the preceding sentence. The provisions of this paragraph shall only apply to the minimum extent required to avoid Employee's incurrence of any additional tax or interest under IRC Section 409A or any regulations or other Internal Revenue Service guidance promulgated thereunder."

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                AMERON INTERNATIONAL CORPORATION


                                By /s/ James S. Marlen
                                   -------------------
                                   James S. Marlen
                                   Chairman of the Board and
                                   Chief Executive Officer


                                EMPLOYEE


                                /s/ Gary Wagner
                                ---------------
                                    Gary Wagner